EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made this 31st day of May, 2007 ("Effective Date") between WaferGen Bio-Systems, Inc., a Nevada corporation (the "Company") and Amjad Huda ("Executive").

WITNESSETH:

WHEREAS, the Executive desires to be employed by the Company as its Chief Financial Officer and Treasurer and the Company wishes to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recital and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1. Employment and Duties. The Company agrees to employ and Executive agrees to serve as the Company's Chief Financial Officer and Treasurer. The duties and responsibilities of Executive shall include the duties and responsibilities as the Board of Directors (the “Board”) may from time to time reasonably assign to Executive.

Executive shall devote substantially all of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement.

2. Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of one year and shall be automatically renewed for successive one year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least three months prior to the expiration of the initial term or any renewal term of this Agreement. “Employment Period” shall mean the initial one year term plus renewals, if any.

3. Place of Employment. Executive's services shall be performed at the Company's offices located in Fremont, California and any other locus where the Company now or hereafter has a business facility within 50 miles of the Company’s Fremont office. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4. Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period an initial base salary (the "Base Salary") at an annual rate of $250,000. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices.

The Compensation Committee (the “Compensation Committee”) of the Board (or by the independent members of the Board, if there is no Compensation Committee) shall review the Executive’s Base Salary annually and shall make a recommendation to the Board as to whether such Base Salary should be increased but not decreased, which decision shall be within the Board’s sole discretion.

5. Bonus. During the term of this Agreement, the Executive shall be entitled to an annual bonus of 25% of his Base Salary (which percentage may be increased in the discretion of the Board), to be determined according to achievement of performance-related financial and operating targets established annually for the Company and the Executive by the Compensation Committee (or by the independent members of the Board if there is no Compensation Committee). Executive shall have reasonable input in the development of these targets. Such performance targets for each fiscal year shall be adopted by the Compensation Committee prior to the end of the prior fiscal year. Each annual bonus shall be paid by the Company to the Executive promptly after determination that the relevant targets have been met, it being understood that the attainment of any financial targets shall be determined after the results of the annual audit are known.

6. Expenses. Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures.

7. Other Benefits. During the term of this Agreement, the Executive shall be eligible to participate in incentive, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, "Benefit Plans"), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company's managerial or salaried executive employees.

8. Vacation. During the term of this Agreement, the Executive shall be entitled to accrue, on a pro rata basis, 20 paid vacation days per year. The Executive shall be entitled to carry over any accrued, unused vacation days from year to year without limitation.

9. Stock Options.

(a) Grant of Options. Upon the execution hereof, the Company shall grant the Executive options to purchase an aggregate of 166,667 shares of the Company's common voting stock ("Options") under the Company's 2007 Stock Option Plan (the "Stock Option Plan"). Such grant shall be evidenced by an Option Agreement as contemplated by the Stock Option Plan. In subsequent years the Executive shall be eligible for such grants of Options and other permissible awards under the Stock Option Plan as the Compensation Committee or the Board shall determine.

(b) Option Price; Term. The per share exercise price of the Options shall be $1.50, which represents the fair market value per share of Company common stock on the date of grant. The term of the Option shall be ten years from the date of grant.

(c) Exercise. One forty-eighth (2.083%) of the Options shall become exercisable on each monthly anniversary of the date of grant.

(d) Payment. The full consideration for any shares purchased by the Executive upon exercise of the Options shall be paid either (i) in cash or (ii) on a “cashless” basis in accordance with the terms of the Stock Option Plan.

(e) Termination of Employment; Accelerated Vesting.

(1) If the Executive’s employment is terminated for Cause, as such term is defined below, all Options, whether or not vested, shall immediately expire effective the date of termination of employment.

(2) If the Executive’s employment is terminated voluntarily by the Executive without Good Reason, as such term is defined below, all unvested Options shall immediately expire effective the date of termination of employment. Vested Options, to the extent unexercised, shall expire one month after the termination of employment.

(3) If the Executive’s employment terminates on account of death or Disability, as defined below, all unvested Options shall immediately expire effective the date of termination of employment. Vested Options, to the extent unexercised, shall expire one year after the termination of employment.

(4) If the Executive’s employment is terminated (A) in connection with a Change of Control, as defined below, (B) by the Company without Cause or (C) by the Executive for Good Reason, all unvested Options shall immediately vest and become exercisable effective the date of termination of employment, and, to the extent unexercised, shall expire one year after any such event.

10. Termination of Employment.

(a) Death. If Executive dies during the Employment Period, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to the Executive’s heirs, administrators or executors any earned but unpaid Base Salary and vacation pay, unpaid pro rata annual bonus through the date of death and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. In addition, the Executive’s spouse and minor children shall be entitled to continued coverage, at the Company’s expense, under all health, medical, dental and vision insurance plans in which the Executive was a participant immediately prior to his last date of employment with the Company.

(b) Disability. In the event that, during the term of this Agreement the Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below) this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive or his heirs, administrators or executors any earned but unpaid Base Salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last date of Employment with the Company and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of the Executive’s employment with the Company. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of three months during any twelve consecutive months.

(c) Cause.

(1) At any time during the Employment Period, the Company may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from a Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony, (c), violation of Sections 11 or 12 of this Agreement, or (d) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Company. Termination under sections 10(c)(1)(b), 10(c)(1)(c) or 10(c)(1)(d) above shall not be subject to cure.

(2) Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid Base Salary and vacation pay, and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d) Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50% or more of the shares of the outstanding Common Stock of the Company, (ii) a merger or consolidation of the Company in which the Company does not survive as an independent public company or upon the consummation of which the holders of the Company’s outstanding equity securities prior to such merger or consolidation own less than 50% of the outstanding equity securities of the Company after such merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company, provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Common Stock or securities convertible into Common Stock directly from the Company, or (B) any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

(e) Good Reason.

(1) At any time during the term of this Agreement, subject to the conditions set forth in Section 10(e)(2) below, the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) the assignment, without the Executive’s consent, to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date; (B) the assignment, without the Executive’s consent, to the Executive of a title that is different from and subordinate to the title Chief Financial Officer and Treasurer; (C) any termination of the Executive’s employment by the Company, other than a termination for Cause, within 12 months after a Change of Control; (D) the assignment, without the Executive’s consent, to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed as Chief Financial Officer and Treasurer on the Effective Date within 12 months after a Change of Control; or (E) material breach by the Company of this Agreement.

(2) The Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within 30 days of its receipt from the Executive of such written notice.

(3) In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors): (A) any earned but unpaid Base Salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company; (B) continued coverage, at the Company’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, for a period of one year following the termination of employment; (C) reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date and (D) severance in an amount equal to one year’s Base Salary, as in effect immediately prior to the Executive’s termination hereunder. All payments due hereunder shall be payable according to the Company’s standard payroll procedures. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(f) Without “Good Reason” by Executive or “Cause” by the Company.

(1) By the Executive. At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Good Reason by providing prior written notice of at least 30 days to the Company. The Executive’s failure to renew the term of this Agreement pursuant to Section 2 hereof shall be deemed a termination by the Executive without Good Reason, and no additional notice shall be required other than that provided for in Section 2. Upon termination by the Executive of this Agreement and the Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid Base Salary, unused vacation days accrued through the Executive’s last day of employment with the Company and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(2) By the Company. At any time during the term of this Agreement, the Company shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Cause by providing prior written notice of at least 30 days to the Executive. The Company’s failure to renew the term of this Agreement pursuant to Section 2 hereof shall be deemed a termination by the Company without Cause, and no additional notice shall be required other than that provided for in Section 2. Upon termination by the Company of this Agreement and the Executive’s employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors): (A) any earned but unpaid Base Salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company; (B) continued coverage, at the Company’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, for a period of one year following the termination of employment; (C) reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date and (D) severance in an amount equal to one year’s Base Salary, as in effect immediately prior to the Executive’s termination hereunder. All payments due hereunder shall be payable according to the Company’s standard payroll procedures. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

11. Confidential Information.

(a) The Executive expressly acknowledges that, in the performance of his duties and responsibilities with the Company, he has been exposed since prior to the Effective Date, and will be exposed, to the trade secrets, business and/or financial secrets and confidential and proprietary information of the Company, its affiliates and/or its clients, business partners or customers (“Confidential Information”). The term "Confidential Information" includes information or material that has actual or potential commercial value to the Company, its affiliates and/or its clients, business partners or customers and is not generally known to and is not readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients or customers.

(b) Except as authorized in writing by the Board, during the performance of the Executive’s duties and responsibilities for the Company and until such time as any such Confidential Information becomes generally known to and readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients, business partners or customers, the Executive agrees to keep strictly confidential and not use for his personal benefit or the benefit to any other person or entity (other than the Company) the Confidential Information. “Confidential Information” includes the following, whether or not expressed in a document or medium, regardless of the form in which it is communicated, and whether or not marked “trade secret” or “confidential” or any similar legend: (i) lists of and/or information concerning customers, prospective customers, suppliers, employees, consultants, co-venturers and/or joint venture candidates of the Company, actual or prospective distributors, its affiliates or its clients or customers; (ii) information submitted by customers, prospective customers, suppliers, employees, distributors, consultants and/or co-venturers of the Company, its affiliates and/or its clients or customers; (iii) non-public information proprietary to the Company, its affiliates and/or its clients or customers, including, without limitation, cost information, profits, sales information, prices, accounting, unpublished financial information, business plans or proposals, expansion plans (for current and proposed facilities), markets and marketing methods, advertising and marketing strategies, administrative procedures and manuals, the terms and conditions of the Company’s contracts and trademarks and patents under consideration, distribution channels, franchises, investors, sponsors and advertisers; (iv) proprietary technical information and/or intellectual property concerning or relating to products and services of the Company, its affiliates and/or its clients, business partners or customers, including, without limitation, product data and specifications, diagrams, flow charts, know how, processes, designs, formulae, inventions and product development; (v) lists of and/or information concerning applicants, candidates or other prospects for employment, independent contractor or consultant positions at or with any actual or prospective customer or client of Company and/or its affiliates, any and all confidential processes, inventions or methods of conducting business of the Company, its affiliates and/or its clients, business partners or customers; (vi) acquisition or merger targets; (vii) business plans or strategies, data, records, financial information or other trade secrets concerning the actual or contemplated business, strategic alliances, policies or operations of the Company or its affiliates; or (viii) any and all versions of proprietary computer software (including source and object code), hardware, firmware, code, discs, tapes, data listings and documentation of the Company; or (ix) any other confidential information disclosed to the Executive by, or which the Executive obligated under a duty of confidence from, the Company, its affiliates, and/or its clients, business partners or customers.

(c) The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company.

(d) In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information.

12. Non-Competition and Non-Solicitation.

(a) The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the United States (the “Geographic Boundary”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Geographic Boundary shall be automatically expanded to cover such other areas), and that the Geographic Boundary, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.

(b) The Executive hereby agrees and covenants that he shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than two percent (2%) of the outstanding voting shares of any publicly held company), or whether on the Executive's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Executive's employment with the Company and for a period equal to the greater of (i) one year following the termination of this Agreement or of the Executive's employment with the Company or (ii) the period during which the Executive continues to receive his base salary pursuant to Sections 10(e) or 10(f)(2) of this Agreement following the termination of this Agreement and of the Executive's employment, in the Geographic Boundary:

(1) Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the business of the Company;

(2) Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement;

(3) Attempt in any manner to solicit or accept from any customer of the Company, with whom the Company had significant contact during the term of the Agreement, business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or is reasonably expected to do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services (of the kind or competitive with the Business of the Company) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(4) Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the Business of the Company.

13. Dispute Resolution. Any and all controversies, claims, or disputes arising out of, relating to, or resulting from this Agreement shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including section 1283.05 (the "Rules") and pursuant to California law. Any arbitration will be administered by the American Arbitration Association ("AAA") in accordance with its Rules for the Resolution of Commercial Disputes. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive also agrees the arbitrator shall have the power to award any remedies, including attorneys' fees and costs, available under applicable law. Executive understands that each party shall bear its own costs and expenses, including attorneys' fees, incurred in connection with any Arbitration. The decision of the arbitrator shall be in writing. Except as provided by the Rules or as set forth herein, arbitration shall be the sole, exclusive and final remedy for any dispute under this Agreement. Accordingly, except as provided by the Rules or as set forth herein, neither Executive nor the Company will be permitted to pursue court action regarding this Agreement. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive or other forms of relief where either party alleges or claims a violation of the provisions of Sections 11 or 12 of this Agreement or any confidential information or invention assignment agreement between Executive and the Company or any other agreement regarding trade secrets, confidential information, non-solicitation or Labor Code Section 2870. In the event either party seeks such injunctive or such other relief, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees.

14. Notices. For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier, addressed as follows:

If to Executive:	Amjad Huda 420 Panorama Court Fremont CA, 94539

If to the Company:	WaferGen Bio-Systems, Inc. 46571 Fremont Blvd. Fremont, CA 94538 Attention: Alnoor Shivji
or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph. Such notices or other communications shall be effective upon delivery or, if earlier, three days after they have been mailed as provided above.

15. Miscellaneous.

(a) All issues and disputes concerning, relating to or arising out of this Agreement and from the Executive’s employment by the Company, including, without limitation, the construction and interpretation of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to that State’s principles of conflicts of law.

(b) The Executive and the Company agree that any provision of this Agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect.

(c) Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

(d) The Executive and the Company independently have made all inquiries regarding the qualifications and business affairs of the other which either party deems necessary. The Executive affirms that he fully understands this Agreement’s meaning and legally binding effect. Each party has participated fully and equally in the negotiation and drafting of this Agreement. Each party assumes the risk of any misrepresentation or mistaken understanding or belief relied upon by him or it in entering into this Agreement.

(e) The Executive’s obligations under this Agreement are personal in nature and may not be assigned by the Executive to any other person or entity. This Agreement shall be enforceable by the Company and its parents, affiliates, successors and assigns, and the Company shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

(f) This instrument constitutes the entire Agreement between the Parties regarding its subject matter. When signed by each of the Parties, this Agreement supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements, oral and written, regarding the subject matter of this Agreement. In any future construction of this Agreement, this Agreement should be given its plain meaning. This Agreement may be amended only by a writing signed by the parties.

(g) This Agreement may be executed in counterparts, a counterpart transmitted via facsimile, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The Parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. This Agreement contains headings for ease of reference. The headings have no independent meaning.

IN WITNESS WHEREOF, the Executive and the Company have caused this Employment Agreement to be executed as of the date first above written.

AMJAD HUDA /s/ Amjad Huda

WAFERGEN BIO-SYSTEMS, INC.

By:	/s/ Alnoor Shivji
Name: Alnoor Shivji Title: Chief Executive Officer